SEALY CORPORATION Mailing Address: One Office Parkway • Trinity, North Carolina 27370 Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE

Media contact:

Heath Meyer, CKPR

312-616-2449, hmeyer@ckpr.biz

Sealy Announces Closure of the Clarion, Pennsylvania Manufacturing Facility

TRINITY, N.C. — (August 4, 2008) - Sealy Corporation announced today that production will be discontinued at the Clarion, Pennsylvania facility in October of this year. Sealy has operated the facility since 1981.

“In light of current economic conditions and continued softness in the retail mattress environment, we determined that closing this plant is the best decision for the company,” said Larry Rogers, Sealy CEO. “We remain focused on managing those areas of our business that we can control, and we are better aligning capacity to meet our current manufacturing needs. We regret that this decision will impact a number of Sealy employees. This action is part of our strategic plan that includes streamlining our cost structure to become a leaner organization. I am confident that these actions will help position Sealy for even stronger growth potential over the long term.”

Production at the Clarion facility will shift to other plants in the region in order to maintain schedules for Sealy customers.

Operations at Clarion will be permanently discontinued as of October 17, 2008. This decision will affect 98 production and 16 office and supervisory personnel. In addition to the existing severance programs, Sealy will make counseling services available to employees through its Employee Assistance program.

About Sealy Corporation

Sealy is the largest bedding manufacturer in the world with sales of $1.7 billion in 2007. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 26 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

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Forward-looking Statement

This release may contain various forward-looking statements and information that are based on Sealy’s beliefs, as well as assumptions made by and information currently available to Sealy. When used in this or other releases or communications to the public, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Sealy for future operations are intended to identify forward-looking statements. Although Sealy believes that such expectations reflected in such forward-looking statements are reasonable, Sealy cannot give assurances that such expectations will prove to be correct. Sealy has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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